CONSENTS OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 39 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated August 20, 1997, relating to the financial statements and financial highlights of The JPM Institutional Diversified Fund and the financial statements and supplementary data of The Diversified Portfolio appearing in the June 30, 1997 Annual Report, which is also incorporated by reference into the Registration Statement.

We  also  consent to  the  references  to  us  under  the  headings "Independent
Accountants"   and   "Financial  Statements"  in  the  Statement  of  Additional
Information.

/s/ Price Waterhouse LLP
Price Waterhouse LLP
1177 Avenue of the Americas
New York, New York 10036
September 24, 1997